Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-280593) on Form N-2 of our report dated February 19, 2025, with respect to the consolidated financial statements of Blue Owl Capital Corporation and the effectiveness of internal control over financial reporting and our report dated February 19, 2025 on the senior securities table.
/s/ KPMG LLP
New York, New York
February 19, 2025